Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
AND AMENDMENT TO AMENDED AND RESTATED FINANCIAL COVENANTS AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment to Amended and Restated Credit Agreement and Amendment to Amended and Restated Financial Covenants Amendment to Amended and Restated Credit Agreement (“Amendment”) is made as of December 16, 2009, amending that certain Credit Agreement (as defined below) between CASTLE PINES CAPITAL LLC, a Delaware limited liability company (“CPC”), having its chief executive office located at 116 Inverness Drive East, Suite 375, Englewood, Colorado  80112 and INX INC., a Delaware corporation, having its chief executive office located at 11757 Katy Freeway, Suite 500, Houston, Texas  77079 (“Reseller”).

WHEREAS, INX and CPC entered in to that certain Amended and Restated Credit Agreement dated April 30, 2007, as amended by that certain Acquisition Facility Amendment to Amended and Restated Credit Agreement dated August 1, 2007, as amended by that certain Amended and Restated Financial Covenants Amendment to Amended and Restated Credit Agreement effective as of the 31st day of August, 2007, as amended by that certain Amendment to Amended and Restated Credit Agreement adding Select, Inc. as a Reseller and as amended by the Amendment dated the date hereof (collectively, the “Credit Agreement”) between CPC and Reseller, providing the availability for credit to finance inventory on behalf of Reseller; and

WHEREAS, Reseller has requested that CPC (a) amend Section 1 of the Credit Agreement to increase the Line of Credit; (b) amend Section 17 of the Credit Agreement to extend the Termination Date to December 31, 2011, and (c) amend the Amended and Restated Financial Covenants Amendment to Amended and Restated Credit Agreement; and

WHEREAS, CPC is willing to accommodate such request for credit upon and subject to the terms, conditions and provisions of this Amendment and the Documents;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reseller and CPC hereby mutually covenant and agree as follows:

SECTION 1.                                Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

SECTION 2.                                Amendments to Credit Agreement.

A.           Section 1 of the Credit Agreement, Extensions of Credit, is amended by deleting the first sentence of such section and replacing same with the following new sentence:

“Subject to the terms of this Amended and Restated Credit Agreement together with the Amended and Restated Financial Covenants as set forth in that certain Amendment to Amended and Restated Credit Agreement and Amendment to Amended and Restated Financial Covenants Amendment to Amended and Restated Credit Agreement dated as of December 16, 2009, and Paydown Amendment to Amended and Restated Credit Agreement dated April 30, 2007 (collectively, this “Agreement”), CPC has made a discretionary line of Credit up to a maximum aggregate amount of Seventy Million Dollars ($70,000,000) outstanding funded indebtedness (the “Line of Credit”) available to Reseller.”

B.           Section 17 of the Credit Agreement, Terms and Termination, is amended by deleting the existing Section 17 in its entirety and replacing same with the following:

“Terms and Termination.  The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall terminate on December 31, 2011 (subject to renewal as provided below, the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated by the Reseller upon written notice at least 90 days prior to the current Termination Date; (b) CPC may terminate this Agreement immediately (i) by written notice to Reseller if Reseller shall lose or relinquish any right to sell or deal in any Financed Inventory or (ii) upon a Default; or (c) CPC may terminate the Inventory Facility and the Revolving Credit Facility at any time by at least 60 days prior written notice by CPC to Reseller; provided however, where Reseller requests further time be provided within the 60 day notice period CPC will agree to an extension of 30 more days.  Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand.  Upon any termination, Reseller shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC's rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Reseller are performed.”

SECTION 2.  Amendment to Amended and Restated Financial Covenants.

The Amended and Restated Financial Covenants Amendment to the Credit Agreement, is hereby amended and restated in its entirety as follows:

“AMENDED AND RESTATED FINANCIAL COVENANTS AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

1.           ‘Current Ratio.  Reseller will at all times maintain on a consolidated basis a ratio of current assets to Current Liabilities of at least 1.15:1.0.

For purpose of this paragraph ‘Current Liabilities’ includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above; provided, however, that (i) only scheduled principal payments in connection with the CPC Acquisition Loan for any 12 month period shall be deemed to be Current Liabilities for the purposes of compliance with this Current Ratio covenant and (ii) ‘CPC Acquisition Loan’ means the acquisition loan made by CPC to Reseller on August 31, 2007, in the aggregate principal amount of Six Million Dollars ($6,000,000).  This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.’

2.           ‘Tangible Net Worth.  Reseller will at all times maintain on a consolidated basis tangible net worth equal to at least Eleven Million Dollars ($11,000,000).

For purpose of this paragraph:  (i) ‘Tangible Net Worth’ means as of any date the sum of Reseller’s (i) net worth as reflected on the last twelve-month consolidated fiscal financial statements of Reseller, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to Reseller by any Guarantor, affiliate or employee of Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officers or shareholders life insurance policies; and (ii) ‘Subordinated Debt’ means liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form.  This covenant will be tested at the end of each fiscal quarter.’

3.           ‘Total Liabilities to Tangible Net Worth Ratio.  Reseller will at all times maintain on a consolidated basis a ratio of Total Liabilities (excluding liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form) to Tangible Net Worth not exceeding 6.00:1.00.

For purpose of this paragraph:  (i) ‘Total Liabilities’ means the sum of current liabilities plus long term liabilities; and (ii) ‘Tangible Net Worth’ means as of any date the sum of (i) net worth as reflected on the last twelve-month consolidated fiscal financial statements of Reseller, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to Reseller by any Guarantor, affiliate or employee of Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officers or shareholders life insurance policies.  This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”

SECTION 4.  Full Force and Effect.  Except as specifically amended hereby, all of the terms and conditions of the Credit Agreement as amended, the Documents, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and the same are hereby ratified and confirmed.  This Amendment, the Credit Agreement, and the other Documents constitute legal, valid and binding obligations of Reseller and are enforceable against Reseller in accordance with their respective terms.

SECTION  5.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute together but one and the same agreement.

SECTION  6.  Governing Law.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Colorado.

[signature page(s) to follow]

IN WITNESS WHEREOF, Reseller and CPC has caused this Amendment to be executed by its authorized officers as of the day and year first above written.

INX INC., as Reseller

ATTEST:
	By:	/s/ Brian Fontana
/s/ Joseph E. Horzepa		Name: Brian Fontana
Joseph E. Horzepa, Secretary		Title: Vice President & CFO

ATTEST:

/s/ James H. Long
James H. Long, Chief Executive Officer

CASTLE PINES CAPITAL LLC

By:	/s/ John Schmidt
Name: John Schmidt
Title: Managing Partner